As filed with the Securities and Exchange Commission on September 30, 2008
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM F-10
REGISTRATION STATEMENT
Under The Securities Act of 1933
THE TORONTO-DOMINION BANK
(Exact name of Registrant as specified in its charter)

Canada (Province or Other Jurisdiction of Incorporation or Organization)	6029 (Primary Standard Industrial Classification Code Number)	13-5640479 (I.R.S. Employer Identification No., if applicable)
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2, Canada
(416) 982-8222
(Address and telephone number of Registrant’s principal executive offices)
Brendan O’Halloran
The Toronto-Dominion Bank
31 West 52nd Street
New York, New York 10019-6101
(212) 827-7000
(Name, address and telephone number of agent for service in the United States)
Copies to:

Christopher A. Montague, Esq. Executive Vice President and General Counsel The Toronto-Dominion Bank Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2, Canada (416) 308-6963	Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)
           It is proposed that this filing shall become effective (check appropriate box below):
A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)
1.	☐	pursuant to Rule 467(b) on __________________ at __________________ (designate a time not sooner than seven calendar days after filing).

2.	☐	pursuant to Rule 467(b) on __________________ at __________________ (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on __________________.

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)(2)	Aggregate Offering Price(3)	Registration Fee
Debt Securities (subordinated indebtedness)
Common Shares
Class A First Preferred Shares
Warrants
Total		U.S.$5,000,000,000	U.S.$196,500	(4)

(1)	There is being registered hereunder an indeterminate number of securities of The Toronto-Dominion Bank (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance. This Registration Statement also covers such indeterminate amount of securities of the Registrant as may be issued upon exercise, conversion or exchange of any securities that provide for such issuance. Separate consideration may not be received for these securities.

(2)	This Registration Statement also covers an undeterminable amount of registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the Registrant.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$5,000,000,000, or the equivalent thereof in one or more foreign currencies.

(4)	A filing fee of U.S.$160,500 in connection with U.S.$1,500,000,000 of unissued securities registered by the Registrant under Registration Statement No. 333-140393 initially filed on February 1, 2007, of which $142,100 is being offset against the total filing fee for this Registration Statement pursuant to Rule 457(p) under the Securities Act of 1933, as amended.

PART I
INFORMATION TO BE DELIVERED TO OFFEREES OR PURCHASERS

New Issue	September 29, 2008
Short Form Base Shelf Prospectus
The Toronto-Dominion Bank
(a Canadian chartered bank)
U.S. $5,000,000,000
Debt Securities (subordinated indebtedness)
Common Shares
Class A First Preferred Shares
Warrants to Purchase Preferred Shares
     The Toronto-Dominion Bank (the “Bank”) may from time to time offer and issue the following securities: (i) unsecured debt securities (“Debt Securities”); (ii) common shares (“Common Shares”); (iii) Class A First Preferred Shares (“Preferred Shares”); and (iv) warrants to purchase Preferred Shares (“Warrants”) or any combination thereof. The Debt Securities, Common Shares, Preferred Shares and Warrants (collectively, the “Securities”) offered hereby may be offered separately or together, in amounts, at prices and on terms to be set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”). All shelf information omitted from this short form base shelf prospectus (the “Prospectus”) will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. The Bank may sell up to U.S.$5,000,000,000 in aggregate initial offering price of Securities (or the U.S. dollar equivalent thereof if any of the Securities are denominated in a foreign currency or currency unit) in the United States during the 25-month period that this Prospectus, including any amendments thereto, remains valid. All references in this Prospectus to dollars, $ and U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars, unless otherwise indicated.
     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, any terms for redemption at the option of the Bank or the holder, any exchange or conversion terms and any other specific terms; (ii) in the case of Common Shares, the number of shares and offering price; (iii) in the case of Preferred Shares, the designation of the particular series, aggregate gross proceeds, the number of shares offered, the issue price, the dividend rate, the dividend payment dates, any terms for redemption at the option of the Bank or the holder, any exchange or conversion terms and any other specific terms; and (iv) in the case of Warrants, the designation, number and terms of the Preferred Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms.
     The outstanding Common Shares are currently listed on the Toronto, New York and Tokyo stock exchanges and the outstanding Preferred Shares Series M, N, O, P, Q, R, S, Y and AA are listed on the Toronto Stock Exchange.
     This Prospectus does not register for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this Prospectus does register for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR.
     The Securities may be sold through underwriters or dealers purchasing as principals, through agents designated by the Bank (such underwriters, dealers and agents are collectively referred to in this Prospectus as “Investment Dealers” and individually as an “Investment Dealer”) or by the Bank directly pursuant to applicable statutory exemptions, from time to time. See “Plan of Distribution”. Each Prospectus Supplement will identify each Investment Dealer engaged in connection with the offering and sale of those Securities to which the Prospectus Supplement relates, and will also set forth the terms of the offering of such Securities including the net proceeds to the Bank and, to the extent applicable, any fees payable to the Investment Dealers. The offerings are subject to approval of certain legal matters on behalf of the Bank by McCarthy Tétrault LLP and/or Simpson Thacher & Bartlett LLP, as applicable.
     Warrants will not be offered for sale to any member of the public in Canada unless the Prospectus Supplement describing the specific terms of the Warrants to be offered is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.
     The Debt Securities will be direct unsecured obligations of the Bank constituting subordinated indebtedness for the purposes of the Bank Act (Canada) (the “Bank Act”) and will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the U.S. Federal Deposit Insurance Corporation.
     We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
     Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.
     The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Bank is organized under the laws of Canada, that most of its officers and directors may be residents of Canada, that some or all of the underwriters or experts named in this Prospectus may be residents of Canada, and that all or a substantial portion of the assets of the Bank and of said persons may be located outside the United States.
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES REGULATOR NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORWARD-LOOKING STATEMENTS
     This Prospectus, including those documents incorporated by reference, may contain forward-looking statements. All such statements are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets for 2008 and beyond, and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. The economic assumptions for each of our business segments are set out in the Bank’s Annual Report. Forward-looking statements are typically identified by words such as “will”, “should”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors—many of which are beyond our control—that could cause such differences include: credit, market (including equity and commodity), liquidity, interest rate, operational, reputational, insurance, strategic, foreign exchange, regulatory, legal and other risks discussed in the Bank’s Annual Report and in other regulatory filings made in Canada and with the SEC; general business and economic conditions in Canada, the United States and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; the accuracy and completeness of information the Bank receives on customers and counterparties; the development and introduction of new products and services in markets; developing new distribution channels and realizing increased revenue from these channels; the Bank’s ability to execute its strategies, including its integration, growth and acquisition strategies and those of its subsidiaries, particularly in the U.S.; changes in accounting policies (including future accounting changes) and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; changes to our credit ratings; global capital market activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; the failure of third parties to comply with their obligations to the Bank or its affiliates as such obligations relate to the handling of personal information; technological changes; the use of new technologies in unprecedented ways to defraud the Bank or its customers; legislative and regulatory developments; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States securities litigation environment; unexpected changes in consumer spending and saving habits; the adequacy of the Bank’s risk management framework, including the risk that the Bank’s risk management models do not take into account all relevant factors; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; and the effects of disruptions to public infrastructure, such as transportation, communication, power or water supply. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information, see the Bank’s Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements as they may not be suitable for other purposes. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation. See “Risk Factors”.
DOCUMENTS INCORPORATED BY REFERENCE
     The following documents with respect to the Bank, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference in and form an integral part of this Prospectus:
     (a)  the Management Proxy Circular dated as of January 24, 2008;
     (b)  the Annual Information Form dated November 29, 2007 (the “2007 Annual Information Form”);
     (c)  the consolidated audited financial statements for the fiscal year ended October 31, 2007 with comparative consolidated financial statements for the fiscal year ended October 31, 2006, together with the auditors’ report thereon and Management’s Discussion and Analysis as contained in the Annual Report to Shareholders (the “Annual Report”) for the year ended October 31, 2007; and
     (d)  the Bank’s Third Quarter Report to Shareholders for the three and nine months ended July 31, 2008, which includes comparative consolidated interim financial statements (unaudited) and Management’s Discussion and Analysis.
     Any documents of the type referred to above, and any material change reports (excluding confidential material change reports) or business acquisition reports, all as filed by the Bank with the various securities commissions or similar authorities in Canada pursuant to the requirements of applicable securities legislation after the date of this Prospectus and prior to the termination of the offering of Securities under any Prospectus Supplement, shall be deemed to be incorporated by reference into this Prospectus. In addition, any similar documents filed on Form 6-K or Form 40-F by the Bank with the SEC, after the date of this Prospectus and prior to the termination of the offering of Securities under any Prospectus Supplement, shall be deemed to be incorporated by reference into this Prospectus, if and to the extent expressly provided in such reports on Form 6-K or Form 40-F.
     Updated earnings coverage ratios, as required, will be filed quarterly with the applicable securities commissions or similar authorities in Canada, either as Prospectus Supplements or as exhibits to the Bank’s unaudited interim and audited annual financial statements, and will be deemed to be incorporated by reference into this Prospectus. Where the Bank updates its disclosure of earnings coverage ratios by Prospectus Supplement, the Prospectus Supplement filed with the applicable securities commissions or similar authorities that contains the most recent updated disclosure of earnings coverage ratios will be delivered to all subsequent purchasers of Securities together with this Prospectus.
     Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary, The Toronto-Dominion Bank, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2 (telephone: (416) 308-6963), or through the Internet on the Canadian Securities Administrators System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
     A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by that Prospectus Supplement unless otherwise expressly provided therein.
     Upon a new Management Proxy Circular, Annual Information Form or new annual financial statements, together with the auditors’ report thereon and management’s discussion and analysis contained therein, being filed by the Bank with the applicable securities regulatory authorities during the currency of this Prospectus, the previous Annual Information Form, Management Proxy Circular, or annual financial statements and all interim financial statements, material change reports, and information circulars filed prior to the commencement of the Bank’s financial year in which the new Management Proxy Circular, Annual Information Form or annual financial statements are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.
AVAILABLE INFORMATION
     In addition to the continuous disclosure obligations under the securities laws of the provinces and territories of Canada, the Bank is subject to the informational reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Such reports and other information filed by the Bank may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website, at www.sec.gov, that contains reports and other information filed by the Bank with the SEC. The Bank’s Common Shares are listed on the New York Stock Exchange and reports and other information concerning the Bank may be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, NY 10005.
     The Bank is filing with the SEC a registration statement on Form F-10 under the U.S. Securities Act of 1933, as amended, with respect to the Securities. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Bank and the Securities, reference is made to the registration statement and the exhibits thereto, which will be publicly available as described in the preceding paragraph.
THE TORONTO-DOMINION BANK
General
     The Bank and its subsidiaries are collectively known as TD Bank Financial Group. TD Bank Financial Group is the seventh largest bank in North America by branches and serves approximately 17 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust; Wealth Management, including TD Waterhouse and an investment in TD Ameritrade; U.S. Personal and Commercial Banking through TD Banknorth and Commerce Bank (to be known together as “TD Bank”); and Wholesale Banking, including TD Securities. TD Bank Financial Group also ranks among the world’s leading on-line financial services firms, with more than 5.5 million on-line customers. TD Bank Financial Group had C$509 billion in assets as of July 31, 2008. The Bank trades on the Toronto and New York Stock Exchanges under the symbol “TD”, as well as on the Tokyo Stock Exchange.

     The Bank’s head office and registered office are located in the Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2.
     A list of the Bank’s principal subsidiaries is provided in Appendix A of the 2007 Annual Information Form.
     Additional information regarding the Bank is incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.
CHANGES TO CAPITAL OF THE BANK
     On September 5, 2008, the Bank redeemed all of its C$1 billion of outstanding 4.54% subordinated debentures due September 5, 2013, at a redemption price of 100% of the principal amount. The debentures qualified as Tier 2B regulatory capital of the Bank.
     On September 12, 2008, the Bank issued 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AA of the Bank (the “Series AA Shares”) for aggregate gross proceeds of C$250 million. The Series AA Shares are redeemable by the Bank for cash, subject to regulatory consent, after approximately five years and are convertible, in certain circumstances, into Non-Cumulative Floating Rate Class A First Preferred Shares, Series AB of the Bank, and vice versa. The net proceeds of the offering were added to the Bank’s Tier 1 regulatory capital.
     On September 17, 2008, TD Capital Trust III, a closed-end trust established by the Bank and Computershare Trust Company of Canada, as trustee, issued 1,000,000 TD Capital Trust III Securities — Series 2008 (the “TD CaTS III”) for aggregate gross proceeds of C$1 billion. Cash distributions are expected to be paid semi-annually on the TD CaTS III at a yield of 7.243% per year up to and including December 31, 2018, at which time distributions will reset semi-annually. An investment in TD CaTS III could be replaced in certain circumstances, without the consent of the holders, by an investment in Class A First Preferred Shares, Series A9 of the Bank. The net proceeds of the offering were added to the Bank’s Tier 1 regulatory capital.
DESCRIPTION OF THE DEBT SECURITIES
     The following is a summary of the material attributes and characteristics of the subordinated indebtedness of the Bank evidenced by the Debt Securities, which does not purport to be complete. Reference is made to the Trust Indenture referred to below for the full text of such attributes and characteristics. A copy of the Trust Indenture may be obtained on request from the Corporate Secretary, The Toronto-Dominion Bank, Toronto-Dominion Centre, Toronto, Ontario, Canada, M5K 1A2 (telephone: (416) 308-6963) and is also available electronically at www.sedar.com.
General
     The Debt Securities will be issued as one or more series of debentures pursuant to the provisions of a trust indenture dated as of November 1, 2005 between the Bank and Computershare Trust Company of Canada as trustee (the “Trustee”), as supplemented from time to time (including by supplemental indentures to be entered into with respect to each offering of Debt Securities) (collectively, the “Trust Indenture”). The aggregate principal amount of debentures (including the Debt Securities) that may be issued under the Trust Indenture is unlimited. In addition, the Bank may offer Debt Securities by way of another trust indenture, the terms of which would be described in the Prospectus Supplement relating to such offering of Debt Securities.
Status and Subordination
     The Debt Securities will be direct unsecured obligations of the Bank, constituting subordinated indebtedness for the purposes of the Bank Act, ranking at least equally with other subordinated indebtedness of the

Bank from time to time issued and outstanding. In the event of the insolvency or winding-up of the Bank, the indebtedness evidenced by debentures issued by the Bank, including the Debt Securities, will be subordinate in right of payment to the prior payment in full of the deposit liabilities of the Bank and all other liabilities of the Bank except liabilities which by their terms rank in right of payment equally with or subordinate to indebtedness evidenced by such debentures.
     The Debt Securities will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the U.S. Federal Deposit Insurance Corporation.
Specific Variable Terms
     The specific variable terms of any offering of Debt Securities (including, where applicable and without limitation, the aggregate principal amount of the Debt Securities being offered, the currency or currency unit, the issue and delivery date, the maturity date, the issue price, the interest rate (either fixed or floating and, if floating, the manner of calculation thereof), the interest payment date(s), any redemption, conversion, exchange, sinking fund or repurchase provisions, the name of any Investment Dealer involved in the distribution of the Debt Securities, the compensation payable to any Investment Dealer, the method of distribution, the form (either global book-entry form or certificated form) and the proceeds to the Bank) will be set forth in the Prospectus Supplement that will accompany this Prospectus. The Bank reserves the right to set forth in a Prospectus Supplement specific variable terms of any offering of Debt Securities which are not within the options and parameters set forth in this Prospectus.
Covenant
     The Trust Indenture provides that the Bank will not create, issue or incur any indebtedness subordinate in right of payment to the deposit liabilities of the Bank which, in the event of the insolvency or winding-up of the Bank, would rank prior in right of payment to the Debt Securities.
Events of Default
     The Trust Indenture provides that an event of default in respect of the Debt Securities will occur only if the Bank becomes insolvent or bankrupt or resolves to wind-up or liquidate or is ordered wound-up or liquidated. If an event of default has occurred and is continuing, the Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of a series of Debt Securities then outstanding under the Trust Indenture, declare the principal of and interest on all outstanding Debt Securities of such series to be immediately due and payable. There will be no right of acceleration in the case of a default in the payment of interest or a default in the performance of any other covenant of the Bank in the Trust Indenture, although a legal action could be brought to enforce such covenant.
Form
     Unless otherwise specified in the applicable Prospectus Supplement, each offering of Debt Securities will be issued in “book-entry only” form. See “Book-Entry Only Securities”.
Modification
     The Trust Indenture and the rights of the holders of debentures issued pursuant to the Trust Indenture, including the Debt Securities, may in certain circumstances be modified, if authorized by extraordinary resolution. For that purpose, among others, the Trust Indenture contains provisions making extraordinary resolutions binding upon all holders of debentures. “Extraordinary resolution” is defined, in effect, as a resolution passed at a meeting of holders of the debentures by the favorable votes of the holders of not less than 66 2/3% of the principal amount of debentures voted on the resolution at such meeting at which a quorum, as specified in the Trust Indenture, is present, or as a resolution contained in one or more instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding debentures. Provision is made in the Trust Indenture for additional approval by the same percentage of the holders of a series of debentures if the rights of the holders of such series are affected in a manner or to an extent substantially different from those of other series. The Bank may also offer Debt

Securities by way of another trust indenture, the terms of which would be described in the Prospectus Supplement relating to such offering of Debt Securities.
Holders’ Rights
     Rights of a holder of a Debt Security represented by a global certificate in book-entry form, including voting rights, must be exercised through a CDS Participant or DTC Participant (each as defined below) in accordance with the rules and procedures of CDS or DTC (each as defined below), as applicable. See “Book-Entry Only Securities”.
Additional Subordinated Indebtedness
     The Trust Indenture does not contain any restriction on the aggregate amount of subordinated indebtedness which may be issued thereunder.
Governing Law
     The Trust Indenture and the Debt Securities shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Bank may also offer Debt Securities by way of another trust indenture, the terms of which would be described in the Prospectus Supplement relating to such offering of Debt Securities.
DESCRIPTION OF COMMON SHARES
     The authorized common share capital of the Bank consists of an unlimited number of Common Shares without nominal or par value, of which 807,324,886 were outstanding as at July 31, 2008. The holders of Common Shares are entitled to vote at all meetings of the shareholders of the Bank except meetings at which only holders of a specified class or series of shares are entitled to vote. The holders of Common Shares are entitled to receive dividends as and when declared by the Board of Directors of the Bank, subject to the preference of the holders of the preferred shares (including the Preferred Shares) of the Bank. After payment to the holders of the preferred shares of the Bank of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of Common Shares shall be entitled to receive the remaining property of the Bank upon the liquidation, dissolution or winding-up thereof.
DESCRIPTION OF PREFERRED SHARES
     The following describes certain general terms and provisions of the Preferred Shares. The particular terms and provisions of a series of Preferred Shares offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such Prospectus Supplement.
Issuable in Series
     The Preferred Shares may be issued from time to time, in one or more series, with such rights, privileges, restrictions and conditions as the Board of Directors of the Bank may determine. Currently, there are 14,000,000 Preferred Shares, Series M, 8,000,000 Preferred Shares, Series N, 17,000,000 Preferred Shares, Series O, 10,000,000 Preferred Shares, Series P, 8,000,000 Preferred Shares, Series Q, 10,000,000 Preferred Shares, Series R, 10,000,000 Preferred Shares, Series S, 10,000,000 Preferred Shares, Series Y and 10,000,000 Preferred Shares, Series AA outstanding.
Priority
     The Preferred Shares rank prior to the Common Shares and to any other shares of the Bank ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Bank. Each series of Preferred Shares ranks on a parity with every other series of Preferred Shares.

Restriction
     Pursuant to the Bank Act, the Bank may not, without the approval of the holders of the Preferred Shares, create any class of shares ranking prior to or on a parity with the Preferred Shares.
Amendment of Class Provisions
     Approval of amendments to the provisions of the Preferred Shares as a class may be given in writing by the holders of all the outstanding Preferred Shares or by a resolution carried by an affirmative vote of at least two-thirds of the votes cast at a meeting at which the holders of a majority of the then outstanding Preferred Shares are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the shareholders then present or represented by proxy may transact the business for which the meeting was originally called.
Priority on Liquidation, Dissolution or Winding-up
     In the event of the liquidation, dissolution or winding-up of the Bank, before any amounts shall be paid to or any assets distributed among the holders of the Common Shares or shares of any other class of the Bank ranking junior to the Preferred Shares, the holder of a Preferred Share of a series shall be entitled to receive to the extent provided for with respect to such Preferred Shares by the conditions attaching to such series: (i) an amount equal to the amount paid up thereon; (ii) such premium, if any, as has been provided for with respect to the Preferred Shares of such series; and (iii) all unpaid cumulative dividends, if any, on such Preferred Shares and, in the case of non-cumulative Preferred Shares, all declared and unpaid non-cumulative dividends. After payment to the holders of the Preferred Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Bank. Each series of Preferred Shares ranks on a parity with every other series of Preferred Shares.
Voting Rights
     There are no voting rights attaching to the Preferred Shares except to the extent provided in any series or by the Bank Act.
Creation and Issue of Additional Shares
     The Bank may not, without the prior approval of the holders of the Preferred Shares, create or issue (i) any shares ranking in priority to or on a parity with the Preferred Shares; or (ii) any additional series of Preferred Shares unless at the date of such creation or issuance all cumulative dividends and any declared and unpaid non-cumulative dividends shall have been paid or set apart for payment in respect of each series of Preferred Shares then issued and outstanding.
DESCRIPTION OF WARRANTS
     The following describes certain general terms and provisions that will apply to the Warrants. The particular terms and provisions of Warrants offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below apply to such Warrants, will be described in such Prospectus Supplement.
     Warrants may be offered separately or together with Preferred Shares. Each series of Warrants will be issued under a separate indenture (each, a “Warrant Indenture”) in each case between the Bank and a trustee determined by the Bank. The statements below relating to any Warrant Indenture and the Warrants to be issued thereunder are summaries of certain anticipated provisions thereof, are not complete and are subject to, and qualified by reference to all provisions of the applicable Warrant Indenture. The applicable Prospectus Supplement will include details of the Warrant Indenture with respect to the Warrants being offered. Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for the terms and other information with respect to the offering of Warrants being offered thereby.

Preferred Share Warrants
     The particular terms and provisions of each issue of Warrants providing for the issuance of Preferred Shares on exercise of Warrants will be described in the related Prospectus Supplement and may include the designation, number and terms of the Preferred Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms of the Warrants.
BOOK-ENTRY ONLY SECURITIES
CDS Clearing and Depository Services Inc.
     Securities issued in “book-entry only” form must be purchased, transferred or redeemed through participants (“CDS Participants”) in the depository service of CDS Clearing and Depository Services Inc. or a successor or its nominee (collectively, “CDS”), except that Securities issued in the United States generally must be purchased, transferred or redeemed through participants (“DTC Participants”) in the depository service of The Depository Trust Company or a successor or its nominee (collectively, “DTC”), as described below. Each of the Investment Dealers named in an accompanying Prospectus Supplement offering securities in “book-entry only” form will be a CDS Participant. On the closing of a book-entry only offering, the Bank will cause a global certificate or certificates representing the aggregate number of Securities subscribed for under such offering to be delivered to, and registered in the name of, CDS. Except as described below, no purchaser of Securities will be entitled to a certificate or other instrument from the Bank or CDS evidencing that purchaser’s ownership thereof, and no purchaser will be shown on the records maintained by CDS except through a book-entry account of a CDS Participant acting on behalf of such purchaser. Each purchaser of Securities will receive a customer confirmation of purchase from the Investment Dealer from which the Securities are purchased in accordance with the practices and procedures of that Investment Dealer. The practices of Investment Dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. Reference in this Prospectus to a holder of Securities means, unless the context otherwise requires, the owner of the beneficial interest in the Securities.
     CDS will be responsible for establishing and maintaining book-entry accounts for CDS Participants having interests in the Securities. If (i) the book-entry only system ceases to exist, (ii) the Bank determines that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities and the Bank is unable to locate a qualified successor, or (iii) the Bank at its option elects, or is required by applicable law or the rules of any securities exchange, to withdraw the Securities from the book-entry only system, then physical certificates representing the Securities will be issued to holders thereof or their nominees.
Transfer, Conversion and Redemption of Securities
     Transfers of ownership, conversions or redemptions of Securities will be effected only through records maintained by CDS for such Securities with respect to interests of CDS Participants and on the records of CDS Participants with respect to interests of persons other than CDS Participants. Holders of Securities who are not CDS Participants, but who desire to purchase, sell or otherwise transfer ownership of or other interests in the Securities, may do so only through CDS Participants. The ability of a holder to pledge Securities or otherwise take action with respect to such holder’s interest in Securities (other than through a CDS Participant) may be limited due to the lack of a physical certificate.
Payments and Deliveries
     The Bank will make, or cause to be made, payments of principal, redemption price, if any, dividends and interest, as applicable, on Securities to CDS as the registered holder of the Securities and the Bank understands that the payment will be forwarded by CDS to CDS Participants in accordance with the customary practices and procedures of CDS. As long as CDS is the registered owner of the Securities, CDS will be considered the sole owner of the Securities for the purposes of receiving notices or payments on the Securities. As long as the Securities are held in the CDS book-entry only system, the responsibility and liability of the Bank in respect of the Securities is limited to making payments of principal, redemption price, if any, dividends and interest, as applicable, on the

Securities to CDS, as registered holder of the Securities. The Bank expects that CDS, upon receipt of any payment in respect of Securities, will credit CDS Participants’ accounts in amounts proportionate to their respective interests in the principal amount of such Securities as shown on the records of CDS in accordance with the customary practices and procedures of CDS. The Bank also expects that payments by CDS Participants to the owners of beneficial interests in Securities held through such CDS Participants will be governed by standing instructions and customary practices, and will be the responsibility of such CDS Participants. The rules governing CDS provide that it acts as the agent and depository for the CDS Participants. As a result, CDS Participants must look solely to CDS, and persons other than CDS Participants having an interest in Securities must look solely to CDS Participants, for payments or deliveries made by or on behalf of the Bank to CDS in respect of such Securities.
     Each beneficial owner must rely on the procedures of CDS and, if such beneficial owner is not a CDS Participant, on the procedures of the CDS Participant through which such beneficial owner owns its interest, to exercise any rights with respect to the Securities. The Bank understands that under existing policies of CDS and industry practices, if the Bank requests any action of a beneficial owner or if a beneficial owner desires to give any notice or take any action which a registered holder is entitled to give or take with respect to the Securities, CDS would authorize the CDS Participant acting on behalf of the beneficial owner to give such notice or to take such action, in accordance with the procedures established by CDS or agreed to from time to time by the Bank, any Trustee and CDS. Any beneficial owner that is not a CDS Participant must rely on the contractual arrangement it has directly, or indirectly through its financial intermediary, with its CDS Participant to give such notice or take such action.
     None of the Bank, the Investment Dealers, the Trustee or any other trustee (in the case of Debt Securities) will assume liability or responsibility for (i) any aspect of the records relating to the beneficial ownership of the Securities held by CDS or the payments or deliveries relating thereto, (ii) maintaining, supervising or reviewing any records relating to the Securities, or (iii) any advice or representation made by or with respect to CDS relating to the rules governing CDS or any action to be taken by CDS or at the direction of CDS Participants.
The Depository Trust Company
     On the closing of a book-entry only offering made in the United States, the Bank will cause a global certificate or certificates representing the aggregate number of Securities subscribed for under such offering to be delivered to, and registered in the name of, DTC. Purchasers of such Securities may only hold interests in the global certificates through DTC if they are DTC Participants. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC. DTC will maintain accounts showing the Security holdings of its DTC Participants, and these DTC Participants will in turn maintain accounts showing the Security holdings of their customers. Some of these customers may themselves be intermediaries holding Securities for their customers. Thus, each beneficial owner of a book-entry Security will hold that Security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”
     The Securities of each beneficial owner of a book-entry Security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the Securities will generally not be entitled to have the Securities represented by the global Securities registered in its name and will not be considered the record holder. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of Securities. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global Security. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly-traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry interests in the Securities.
     The Bank will make payments on Securities represented by a global Security to DTC as the registered owner and holder of the global Security representing those Securities. DTC has advised the Bank that upon receipt of any payment on a global Security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that Security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global Security held through those DTC participants, as is now the case with Securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.
     None of the Bank, the trustees or any respective agents will have any responsibility or liability for any aspect of the records of DTC or any DTC participant relating to, or payments made on account of, beneficial interests in a global Security or for maintaining, supervising or reviewing any of the records of DTC or any DTC participant relating to those beneficial interests.
     A beneficial owner of book-entry Securities represented by a global Security held by DTC will have its Securities exchanged for definitive Securities only if: (i) the book-entry only system ceases to exist in the United States, (ii) the Bank determines that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities and the Bank is unable to locate a qualified successor in the United States, or (iii) the Bank at its option elects, or is required by applicable law or the rules of the SEC, to withdraw the Securities from the book-entry only system in the United States.
     Unless otherwise specified in the applicable Prospectus Supplement, any global Security that is exchangeable as described in the preceding paragraph will be exchangeable in whole for definitive Securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the Securities. DTC may base its written instruction upon directions it receives from DTC Participants.
     In this Prospectus, for book-entry Securities held through DTC, references to actions taken by Security holders will mean actions taken by DTC upon instructions from DTC Participants, and references to payments and notices of redemption to Security holders will mean payments and notices of redemption to DTC as the registered holder of the Securities for distribution to DTC Participants in accordance with DTC’s procedures.
     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under section 17A of the U.S. Securities Exchange Act of 1934. The rules applicable to DTC and the DTC Participants are on file with the SEC.
     The Bank will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry Securities held through DTC or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests held through DTC.
BANK ACT RESTRICTIONS AND RESTRICTIONS ON PAYMENT OF DIVIDENDS
     The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. For example, no person shall be a major shareholder of a bank if the bank has equity of C$8 billion or more (which would include the Bank). A person is a major shareholder of a bank where: (i) the aggregate of shares of any class of voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares; or (ii) the aggregate of shares of any class of non-voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares. No person shall have a significant interest in any class of shares of a bank, including the Bank, unless the person first receives the approval of the Minister of Finance (Canada). For purposes of the Bank Act, a person has a significant interest in a class of shares of a Canadian chartered bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank. Purchasers of Securities (and CDS Participants) may be required to furnish declarations relating to ownership (and ownership by clients of such CDS Participants) in a form prescribed by the Bank.

     The Bank Act also prohibits the registration of a transfer or issue of any share of the Bank to Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights, or to the government of a foreign country or any political subdivision, agent or agency of any of them.
     Under the Bank Act, the Bank cannot redeem or purchase any of its shares, including the Preferred Shares, unless the consent of the Superintendent of Financial Institutions (Canada) (the “Superintendent”) has been obtained. In addition, the Bank Act prohibits a payment to purchase or redeem any shares or the declaration of a dividend if there are reasonable grounds for believing that the Bank is, or the payment would cause the Bank to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act or directions of the Superintendent.
     The Bank is also restricted from paying certain dividends in the event that TD Capital Trust, TD Capital Trust II or TD Capital Trust III (each a subsidiary of the Bank) fails to pay semi-annual distributions in full to holders of Capital Trust Securities, TD Capital Trust II Securities or TD Capital Trust III Securities, respectively, when required pursuant to the terms of the respective securities. In addition, the ability to pay dividends on the Common Shares without the approval of the holders of the outstanding Preferred Shares is restricted unless all dividends on the Preferred Shares have been declared and paid or set apart for payment.
EARNINGS COVERAGE
     The following earnings coverage ratios do not reflect the issuance of any Securities under this Prospectus.
     The Bank’s interest requirements on all subordinated notes and debentures, and liabilities for preferred shares and capital trust securities after adjustment for new issues and retirement, amounted to C$861 million for the 12 months ended October 31, 2007 and C$844 million for the 12 months ended July 31, 2008.
     The Bank reported net income, before interest on subordinated debt and liabilities for preferred shares and capital trust securities and income taxes of C$5,278 million for the 12 months ended October 31, 2007, which was 6.1 times the Bank’s aggregated dividend and interest requirement for this period. The Bank reported net income, before interest on subordinated debt and liabilities for preferred shares and capital trust securities and income taxes of C$5,020 million for the 12 months ended July 31, 2008, which was 5.9 times the Bank’s aggregated dividend and interest requirement for this period.
     On an adjusted earnings basis, the Bank’s net income before interest on subordinated debt and liabilities for preferred shares and capital trust securities and income taxes for the 12 months ended October 31, 2007 was C$5,594 million, which was 6.5 times the Bank’s aggregated dividend and interest requirement for this period. On an adjusted earnings basis, the Bank’s net income before interest on subordinated debt and liabilities for preferred shares and capital trust securities and income taxes for the 12 months ended July 31, 2008 was C$5,371 million, which was 6.4 times the Bank’s aggregated dividend and interest requirement for this period.
     The Bank’s financial results are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). The Bank refers to results prepared in accordance with GAAP as “reported” results. The Bank also utilizes non-GAAP financial measures referred to as “adjusted” results to assess each of its businesses and to measure overall Bank performance. To arrive at adjusted results, the Bank removes “items of note”, net of income taxes, from reported results. The items of note relate to items which management does not believe are indicative of underlying business performance. The Bank believes that adjusted results provide the reader with a better understanding of how management views the Bank’s performance. As explained, adjusted results are different from reported results determined in accordance with GAAP. Adjusted results, items of note and related terms used herein are not defined terms under GAAP, and, therefore, may not be comparable to similar terms used by other issuers. Please see page 6 of the Bank’s Third Quarter Report to Shareholders for the three and nine months ended July 31, 2008 and page 15 of the Bank’s Annual Report for a reconciliation between the Bank’s reported and adjusted results.

PLAN OF DISTRIBUTION
     The Bank may sell Securities to or through underwriters or dealers purchasing as principal, and also may sell Securities to one or more purchasers directly or through agents. Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers.
     A Prospectus Supplement will set forth the terms of any offering of Securities, including the name or names of any Investment Dealers, the initial public offering price, the proceeds to the Bank, any underwriting discount or commission to be paid to any Investment Dealers and any discounts, concessions or commissions allowed or re-allowed or paid by any Investment Dealers to other investment dealers. The Securities may be sold directly by the Bank at such prices and upon such terms as agreed to by the Bank and the purchaser or through agents designated by the Bank from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Bank to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any agent is acting on a best efforts basis for the period of its appointment.
     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased.
     Any public offering price and any discounts or concessions allowed or re-allowed or paid to Investment Dealers may be changed from time to time. The Bank may agree to pay the Investment Dealers a commission for various services relating to the issue and sale of any Securities offered hereby. Any such commission will be paid out of the general corporate funds of the Bank. Investment Dealers who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Bank to indemnification by the Bank against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such Investment Dealers may be required to make in respect thereof.
     In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the Investment Dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. These transactions may be commenced, interrupted or discontinued at any time.
     This Prospectus and related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of the Bank in connection with offers and sales related to secondary market transactions in the Securities in the United States. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.
RISK FACTORS
     Investment in the Securities is subject to various risks including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in any Securities, investors should consider carefully the risks set out herein and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a Prospectus Supplement relating to a specific offering of Securities. Prospective investors should consider the categories of risks identified and discussed in the Bank’s Annual Information Form and Management’s Discussion and Analysis of the Bank incorporated herein by reference including credit risk, market risk (including equity and commodity), liquidity risk, interest rate risk, operational risk, reputational risk, insurance risk, strategic risk, foreign exchange risk, regulatory risk and legal risk.

USE OF PROCEEDS
     Unless otherwise specified in a Prospectus Supplement, the net proceeds to the Bank from the sale of the Securities will be added to the general funds of the Bank and utilized for general banking purposes.
INTERESTS OF EXPERTS
     Ernst & Young LLP, Chartered Accountants, Toronto, Ontario, is the external auditor who prepared the Auditors’ Report to Shareholders with respect to the consolidated balance sheets of the Bank as at October 31, 2007 and 2006 and the consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years then ended. Ernst & Young LLP is independent with respect to the Bank within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario, and the Public Company Accounting Oversight Board, United States.
LEGAL MATTERS
     Unless otherwise specified in the Prospectus Supplement, certain legal matters relating to the Securities offered by a Prospectus Supplement will be passed upon, on behalf of the Bank, by McCarthy Tétrault LLP and, with respect to Securities offered in the United States, Simpson Thacher & Bartlett LLP.
DOCUMENTS FILED AS PART OF
THE REGISTRATION STATEMENT
     The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents listed in (a) — (d) under “Documents Incorporated by Reference”; the Trust Indenture; consents of Ernst & Young LLP; and Powers of Attorney.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
     Under the Bank Act (Canada) (the “Bank Act”), The Toronto-Dominion Bank (the “Bank”) may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their fiduciary duties. However, except in respect of an action by or on behalf of the Bank to procure a judgment in its favor, the Bank may indemnify a director or officer, a former director or officer or a person who acts or acted at the Bank’s request as a director or officer of or in a similar capacity for another entity, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the bank or the entity, if:
(1)	that person acted honestly and in good faith with a view to the best interests of the Bank; or the other entity, as the case may be, and

(2)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.
     These individuals are entitled to an indemnity from the Bank if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done and fulfilled the conditions set out in (1) and (2) above. The Bank may, with the approval of a court, also indemnify or advance funds to that person regarding an action by or on behalf of the Bank to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Bank or the entity, if he or she fulfills the conditions set out in (1) and (2) above.
     The Bank’s by-laws provide that subject to the limitations contained in the Bank Act, but without limit to the right of the Bank to indemnify or advance funds to any person under the Bank Act or otherwise, the Bank will indemnify a director or officer or a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer or in a similar capacity of a body corporate, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Bank or such body corporate if: (i) such person acted honestly and in good faith with a view to the best interests of the Bank; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     The Bank maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Bank and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.

II-1

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant dated November 29, 2007 (incorporated by reference to Exhibit 99.1 to The Toronto-Dominion Bank’s Form 40-F filed on November 29, 2007, File No. 001-14446).

4.2	The consolidated audited financial statements for the fiscal year ended October 31, 2007 with comparative consolidated financial statements for the fiscal year ended October 31, 2006, together with the auditors’ report thereon and Management’s Discussion and Analysis (incorporated by reference to Exhibits 99.2 and 99.3 to The Toronto-Dominion Bank’s Form 40-F filed on November 29, 2007, File No. 001-14446).

4.3	Reconciliation of Canadian and U.S. Generally Accepted Accounting Principles for the fiscal year ended October 31, 2007 (incorporated by reference to Exhibit 99.4 to The Toronto-Dominion Bank’s Form 40-F filed on November 29, 2007, File No. 001-14446).

4.4	Management Proxy Circular of the Registrant dated January 24, 2008 (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on February 21, 2008, File No. 001-14446).

4.5	The Third Quarter Report to Shareholders for the three and nine months ended July 31, 2008, which includes comparative consolidated interim financial statements (unaudited) and Management’s Discussion and Analysis (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on August 28, 2008, File No. 001-14446).

5.1	Consent of Ernst & Young LLP.

5.2	Consent of Ernst & Young LLP addressed to the Canadian securities regulatory authorities.

6.	Powers of Attorney (included on page III-3 of the registration statement).

7.1	Trust Indenture, dated as of November 1, 2005 between the Registrant and Computershare Trust Company of Canada, as trustee, relating to the Debt Securities registered hereby (incorporated by reference to The Toronto-Dominion Bank’s Registration Statement on Form F-10 filed on February 1, 2007, File No. 333-140383).

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
     The Registrant and the Trustee with respect to the Debt Securities registered pursuant to this Form F-10 have each filed with the SEC an Appointment of Agent for Service of Process and Undertaking on Form F-X with the original filing of this Registration Statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, country of Canada, on this 30th day of September, 2008.

THE TORONTO-DOMINION BANK
By:	/s/ Christopher A. Montague
	Name:	Christopher A. Montague
	Title:	Executive Vice President and General Counsel

III-2

POWERS OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher A. Montague or, failing him, Colleen Johnston his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of the securities of the Registrant as contemplated by the resolutions of the Board of Directors of the Registrant adopted on August 28, 2008, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the Registrant, a registration statement on Form F-10 (or any other form deemed appropriate by such attorney, or one or more amendments to an existing registration statement of the Registrant) and/or such other form or forms as may be appropriate to be filed with the Commission as any of them deem appropriate in respect of the securities of the Registrant, to any and all amendments, including post-effective amendments, to such registration statement(s), and to any and all instruments and documents filed as part of or in connection with such registration statement(s) and any and all amendments thereto, including post-effective amendments.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated:

III-3

Name	Title	Date

/s/ W. Edmund Clark	President, Chief Executive Officer and Director	September 30, 2008

W. Edmund Clark	(Principal Executive Officer)

/s/ Colleen M. Johnston	Group Head, Finance and Chief Financial Officer	September 30, 2008

Colleen M. Johnston	(Principal Financial Officer)

/s/ Kelvin Tran	Senior Vice President and Chief Accountant	September 30, 2008

Kelvin Tran	(Principal Accounting Officer)

/s/ John M. Thompson	Chairman of the Board	September 30, 2008

John M. Thompson

/s/ William E. Bennett	Director	September 30, 2008

William E. Bennett

/s/ Hugh J. Bolton	Director	September 30, 2008

Hugh J. Bolton

/s/ John L. Bragg	Director	September 30, 2008

John L. Bragg

/s/ Wendy K. Dobson	Director	September 30, 2008

Wendy K. Dobson

/s/ Donna M. Hayes	Director	September 30, 2008

Donna M. Hayes

/s/ Henry H. Ketcham	Director	September 30, 2008

Henry H. Ketcham

/s/ Pierre H. Lessard	Director	September 30, 2008

Pierre H. Lessard

/s/ Harold H. MacKay	Director	September 30, 2008

Harold H. MacKay

/s/ Brian F. MacNeill	Director	September 30, 2008

Brian F. MacNeill

/s/ Irene R. Miller	Director	September 30, 2008

Irene R. Miller

/s/ Nadir H. Mohamed	Director	September 30, 2008

Nadir H. Mohamed

/s/ Roger Phillips	Director	September 30, 2008

Roger Phillips

/s/ Wilbur J. Prezzano	Director	September 30, 2008

Wilbur J. Prezzano

III-4

Name	Title	Date

/s/ William J. Ryan	Director	September 30, 2008

William J. Ryan

/s/ Helen K. Sinclair	Director	September 30, 2008

Helen K. Sinclair

/s/ Brendan O’Halloran	Authorized Representative in the United States	September 30, 2008

Brendan O’Halloran

III-5

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant dated November 29, 2007 (incorporated by reference to Exhibit 99.1 to The Toronto-Dominion Bank’s Form 40-F filed on November 29, 2007, File No. 001-14446).

4.2	The consolidated audited financial statements for the fiscal year ended October 31, 2007 with comparative consolidated financial statements for the fiscal year ended October 31, 2006, together with the auditors’ report thereon and Management’s Discussion and Analysis (incorporated by reference to Exhibits 99.2 and 99.3 to The Toronto-Dominion Bank’s Form 40-F filed on November 29, 2007, File No. 001-14446).

4.3	Reconciliation of Canadian and U.S. Generally Accepted Accounting Principles for the fiscal year ended October 31, 2007 (incorporated by reference to Exhibit 99.4 to The Toronto-Dominion Bank’s Form 40-F filed on November 29, 2007, File No. 001-14446).

4.4	Management Proxy Circular of the Registrant dated January 24, 2008 (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on February 21, 2008, File No. 001-14446).

4.5	The Third Quarter Report to Shareholders for the three and nine months ended July 31, 2008, which includes comparative consolidated interim financial statements (unaudited) and Management’s Discussion and Analysis (incorporated by reference to The Toronto-Dominion Bank’s Form 6-K filed on August 28, 2008, File No. 001-14446).

5.1	Consent of Ernst & Young LLP.

5.2	Consent of Ernst & Young LLP addressed to the Canadian securities regulatory authorities.

6.	Powers of Attorney (included on page III-3 of the registration statement).

7.1	Trust Indenture, dated as of November 1, 2005 between the Registrant and Computershare Trust Company of Canada, as trustee, relating to the Debt Securities registered hereby (incorporated by reference to The Toronto-Dominion Bank’s Registration Statement on Form F-10 filed on February 1, 2007, File No. 333-140383).

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